Exhibit 99.2

Transcript: OCC –Q3 2017 Earning Conference Call - 09/12/17 10:00 AM

CORPORATE PARTICIPANTS

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - Partner

Neil D. Wilkin - Optical Cable Corporation - Chairman, CEO and President

Tracy G. Smith - Optical Cable Corporation - CFO, SVP and Corporate Secretary

PRESENTATION

Operator

Good morning. My name is Laurie and I'll be your conference operator today. At this time, I would like to welcome you to the Optical Cable Corporation third quarter of fiscal year 2017 earnings conference call. (Operator Instructions).

Thank you. Mr. Siegel, you may begin the conference.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher – Partner

Thank you. Good morning, and thank you all for participating on Optical Cable Corporation's third quarter of fiscal year 2017 conference call. By this time, everyone should have a copy of the earnings press release issued earlier today. You can also visit occfiber.com for a copy. On the call with us today are Neil Wilkin, President and Chief Executive Officer of OCC, and Tracy Smith, Senior Vice President and Chief Financial Officer. Before we begin, I'd like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors and risks including, but not limited to, those factors referenced in the forward-looking statements section of this morning's press release. These cautionary statements apply to the contents of the Internet webcast on occfiber.com as well as today's call.

With that, I'll turn the call over to Neil Wilkin. Neil, please begin.

Neil D. Wilkin - Optical Cable Corporation - Chairman, CEO and President

Thank you, Andrew, and good morning, everyone. I will begin the call today with a few opening remarks regarding our third quarter of fiscal year 2017. Tracy will then review the third quarter results for the three-month and nine-month periods ended July 31, 2017 in some additional detail. After her remarks, we will answer as many of your questions as we can. As is our normal practice, we will only take questions from analysts and institutional investors during the Q&A session. However, we also offer other shareholders the opportunity to submit questions in advance of our earnings call. Instructions regarding such submissions are included in our press release announcing the date and time of our call.

During the first nine months of fiscal year 2017, OCC significantly improved gross profit and bottom line performance. After strengthening in the first half of the year, net sales were weaker in our enterprise markets during the third quarter. We believe this market weakness is temporary.

We continued taking steps we are confident will improve long-term performance, including executing on sales and business development efforts, as well as product innovation. These efforts have helped us increase net sales in the past two consecutive quarters despite weakness in certain of our specialty markets. Further, we are confident these efforts will drive future growth and enhance shareholder value.

OCC will continue to focus time and resources on those markets with the greatest opportunities, while also appropriately positioning OCC in markets which offer future opportunities for us in the long-term. We continue to be mindful of our expenses as we make appropriate investments in personnel and initiatives that we believe are necessary for future growth. We are confident that we are positioning OCC for success and we are focused on building on this important momentum to further improve our top and bottom lines through execution of our strategic plan.

And with that, I'll turn the call over to Tracy Smith, who'll review some of the specifics regarding our third quarter financial results.

Tracy G. Smith - Optical Cable Corporation - CFO, SVP and Corporate Secretary

Thank you, Neil. Consolidated net sales for the third quarter of fiscal 2017 were $16.4 million, a decrease of 2.9% compared to net sales of $16.9 million for the third quarter of fiscal 2016, primarily resulting from weakness in the enterprise markets during the third quarter. We increased net sales in our specialty markets in the third quarter of fiscal 2017 compared to the same period last year, overcoming continued weakness in the military portion of our specialty markets. The increase in net sales in our specialty markets was not sufficient to overcome the decrease in net sales in our enterprise markets.

Sequentially, net sales increased 3.7% and 12.5%, respectively, in the third quarter of fiscal 2017 compared to net sales of $15.8 million and $14.6 million for the second and first quarters of fiscal 2017.

Consolidated net sales for the first nine months of fiscal 2017 decreased slightly to $46.9 million compared to net sales of $47.3 million for the first nine months of fiscal 2016. We experienced a decrease in net sales in both our enterprise and specialty markets in the first nine months of fiscal 2017 compared to the same period last year.

Turning to gross profit. Gross profit was $5.3 million in the third quarter of fiscal 2017, a decrease of 2.9% compared to $5.5 million in the third quarter of fiscal 2016. Gross profit margin, or gross profit as a percentage of net sales, was 32.3% in the third quarters of both fiscal years 2017 and 2016.

Year to date, gross profit increased 16.7% to $15.8 million in the first nine months of fiscal 2017 compared to $13.5 million in the first nine months of fiscal 2016. Gross profit margin increased to 33.7% in the first nine months of fiscal 2017 compared to 28.6% in the first nine months of fiscal 2016.

Our gross profit margin percentages are heavily dependent upon product mix on a quarterly basis. Gross profit margin for the first nine months of fiscal 2017 was positively impacted by a shift in product mix toward the sale of certain higher margin products in the first nine months of fiscal 2017 compared to the same period in fiscal 2016.

SG&A expenses increased 6.9% to $5.4 million during the third quarter of fiscal 2017 compared to $5.1 million for the same period last year. SG&A expenses as a percentage of net sales were 33% in the third quarter of fiscal 2017 compared to 30% in the third quarter of fiscal 2016.

SG&A expenses increased 6.5% to $16.5 million during the first nine months of fiscal 2017 compared to $15.5 million for the same period last year. SG&A expenses as a percentage of net sales were 35.2% in the first nine months of fiscal 2017 compared to 32.8% in the first nine months of fiscal 2016.

The increase in SG&A expenses in the third quarter and first nine months of fiscal 2017, when compared to the same periods last year, primarily resulted from increases in employee related costs intended to grow future sales into the next fiscal year. Also contributing to the increase in SG&A expenses for the first nine months of fiscal 2017. when compared to the same period last year, were increases in marketing expenses and legal fees, partially offset by a decrease in SG&A expenses associated with Centric Solutions.

OCC recorded a net loss of $295,000, or $0.05 per basic and diluted share, for the third quarter of fiscal 2017 compared to net income of $188,000, or $0.03 per basic and diluted share, for the third quarter of fiscal 2016.

Net loss attributable to OCC for the first nine months of fiscal 2017 was $1.2 million, or $0.18 per basic and diluted share, compared to a net loss attributable to OCC of $2.5 million, or $0.40 per basic and diluted share, for the first nine months of fiscal 2016.

As of July 31, 2017, we had outstanding borrowings of $5.4 million on our revolving credit note and $1.6 million in available credit. We also had outstanding loan balances of $6.7 million under our real estate term loans.

With that, I'll turn the call back over to Neil.

Neil D. Wilkin - Optical Cable Corporation - Chairman, CEO and President

Thank you, Tracy. And now, if you have any questions, we are happy to answer them. Operator, if you could please indicate the instructions for our participants to call in any questions they may have, I would appreciate it.

QUESTION AND ANSWERS

Operator

At this time, there are no audio questions. I will now return the call to Neil Wilkin for any additional or closing remarks.

Neil D. Wilkin - Optical Cable Corporation - Chairman, CEO and President

Thank you. Andrew, are there any questions that were submitted by individual investors in advance of today's call?

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - Partner

No, Neil. At this time, we do not have any questions submitted by individual shareholders.

Neil D. Wilkin - Optical Cable Corporation - Chairman, CEO and President

Okay. I would like to thank everyone for listening to our third quarter conference call today. As always, we appreciate your time and your interest in OCC. Thank you.

Operator

Thank you for participating in the Optical Cable Corporation Third Quarter of Fiscal Year 2017 Earnings Conference Call. You may now disconnect.